Free Writing Prospectus Dated December 1, 2010 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

Morgan Stanley

US Target Equity (Total Return)

CALCULATED BY S&P CUSTOM INDICES

Morgan Stanley Target Equity Index

The US Target Equity (TR) Index seeks to identify undervalued stocks with strong potential. It selects stocks using a quantitative, rules-based screening process developed by Morgan Stanley. The selection methodology uses some of the metrics used by private equity investors and corporate buyers. The Index aims to identify companies with favorable cash flow, strong balance sheets and assets undervalued by the market. The index is independently calculated and maintained by Standard & Poor's (S&P) on a stock price and dividend income total return basis and is rebalanced quarterly.

S&P began calculating the US Target Equity (TR) on July 1, 2007. Historical index performance prior to July 2007 is simulated based on historical data. Simulated historical Index performance is hypothetical and presented for illustrative purposes. Past performance (actual or simulated) is not indicative of future results.

Absolute returns


Index
US Target Equity (TR)
S&P 500 (TR)
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Apr-01
Oct-01
Apr-02
Oct-02
Apr-03
Oct-03
Apr-04
Oct-04
Apr-05
Oct-05
Apr-06
Oct-06
Apr-07
Oct-07
Apr-08
Oct-08
Apr-09
Oct-09
Apr-10
Oct-10

Source: Morgan Stanley; Total Return = (TR)

Annual returns

	01*	02	03	04	05	06	07	08	09	10**
Annual return										
US Target Equity (TR)	17.7%	-1.1%	40.6%	26.6%	12.3%	19.2%	-0.2%	-33.8%	47.0%	12.8%
S&P 500 (TR)	4.8%	-22.5%	28.0%	10.2%	4.3%	15.1%	4.9%	-37.4%	25.6%	7.3%
Annual excess return vs benchmark										
US Target Equity (TR)	12.9%	21.4%	12.6%	16.4%	8.0%	4.1%	-5.1%	3.6%	21.5%	5.5%
Volatility [1]										
US Target Equity (TR)	20.9%	26.8%	16.6%	10.4%	10.9%	10.1%	17.3%	44.8%	38.2%	18.5%
S&P 500 (TR)	19.7%	25.5%	16.7%	10.9%	10.1%	9.9%	15.7%	40.3%	26.8%	18.4%

Source: Morgan Stanley; * Index starts April 4, 2001, ** data until November 30, 2010

Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data.
Returns from July 1, 2007 through November 30, 2010 reflect actual results.

[1]Standard deviation of daily returns, annualized

Index facts

Index Sponsor	Morgan Stanley	Index Inception Date	July 1, 2007
Calculation Agent	S&P	Rebalancing frequency	Quarterly
Currency	USD	Number of constituents	50
Index type	Total return	Weighting	Equal

Please refer to important information at the end of this material

Morgan Stanley

US Target Equity (Total Return)                                 [GRAPHIC OMITTED]
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Volatility - rolling 12 month                Sector allocations (at date of last
                                                US Target Equity (TR)
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                               [GRAPHIC OMITTED]

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Source: Morgan Stanley; * October 05, 2010

Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical  data.  Returns from July 1, 2007 through November
30, 2010 reflect actual results.

There  is no  guarantee  that the  Target  Equity  Indices  will  have  positive performance or will outperform benchmark indices.

No one can guarantee short-term or long-term outperformance. The stock selection process for the Target Equity Indices could select stocks that  underperform the benchmark index, possibly significantly.

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Important information
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This material was prepared by sales, trading or other non-research personnel of
Morgan Stanley and Co. Incorporated (together with its affiliates, hereinafter
"Morgan Stanley"). This material was not produced by a Morgan Stanley research analyst. Unless otherwise indicated, these views may differ from those of the
Morgan Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

Investments and services are offered through Morgan Stanley and Co. Incorporated, member SIPC.

Copyright (C) by Morgan Stanley 2010, all rights reserved.